Exhibit 5.1

McCarter & English, LLP 250 W 55th St 13th Fl New York, NY 10019 www.mccarter.com

September 1, 2026

Indaptus Therapeutics, Inc.

3 Columbus Circle 15th Floor

New York, New York 10019

Re:	Indaptus Therapeutics, Inc.

To Whom It May Concern:

We have acted as counsel to Indaptus Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Amended and Restated At the Market Offering Agreement dated August 28, 2026 (the “Sales Agreement”), by and between the Company and H.C. Wainwright & Co., LLC (“Wainwright”), which amends and restates in its entirety, and supersedes and replaces, the At The Market Offering Agreement, dated June 1, 2022, between the Company and Wainwright, relating to the issuance and sale by or through Wainwright, from time to time, of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, having an aggregate maximum offering price of up to $100,000,000, subject to the limitations set forth in the Sales Agreement.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion letter, we have examined the Registration Statement (as defined below) and originals, or copies certified or otherwise identified to our satisfaction, of the following:

(1) the Company’s Amended and Restated Certificate of Incorporation, as amended and in effect as of the date hereof;

(2) the Company’s Amended and Restated Bylaws, as amended and in effect as of the date hereof;

(3) the executed Sales Agreement;

(4) the Registration Statement on Form S-3 (File No. 333-289573) filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 13, 2025, which was declared effective by the Commission on August 20, 2025 (the “Registration Statement”) pursuant to the Securities Act;

(5) the prospectus supplement filed with the Commission on August 31, 2026 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus dated August 20, 2025 contained in the Registration Statement; and

(6) the resolutions or written consent of the Board of Directors of the Company, or a duly authorized committee thereof, approving the Sales Agreement, the issuance and sale of the Shares, the filing of the Prospectus Supplement and the transactions contemplated thereby.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, it is our opinion that, when the Shares have been duly issued and sold in accordance with the Sales Agreement, the Registration Statement and the Prospectus Supplement, and delivered to and paid for in accordance therewith, the Shares will be validly issued, fully paid and nonassessable.

Our opinion concerning the due authorization of the issuance of the Shares and the validity of the Shares when issued, fully paid and nonassessable, is rendered under the General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction or as to any federal or state securities laws or regulations except as expressly set forth herein. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations as of the date hereof. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and to the incorporation by reference of this opinion into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws

Very truly yours,

/s/ McCarter & English, LLP

McCarter & English, LLP